Exhibit 99.1

Vega Consulting Completes Acquisition of Volt Information Sciences, Inc.

ORANGE, CA & ATLANTA, GA – April 25, 2022 – Volt Information Sciences, Inc. (NYSE American: VOLT) (“Volt” or the “Company”), a global provider of staffing services, and Vega Consulting, Inc., (“Vega”), an affiliate of American CyberSystems, Inc. (“ACS”), a global provider of information technology solutions and services (www.acsicorp.com), announced today the completion of Vega’s acquisition of Volt. The closing follows completion of the previously announced tender offer (the “Offer”) by Vega MergerCo, Inc., a wholly owned subsidiary of Vega (“Merger Sub”), to acquire any and all issued and outstanding shares of common stock of the Company at a purchase price of $6.00 per share.

“We are pleased to welcome Volt into our family of companies” said Raj Sardana, Chief Executive Officer of ACS. “We have each, in our respective segments of the industry, demonstrated a deep commitment to delivering the best solutions for our clients – whether through new technologies or top talent. I look forward to all that we will accomplish together.”

Linda Perneau, Volt’s President and Chief Executive Officer added, “Volt has a 70-year history and a brand that is synonymous with excellent client service. As we begin to write the next chapter in Volt’s story, we are excited to leverage this new affiliation for innovative solutions and growth in all aspects of our business.”

The acquisition puts both organizations under common ownership and offers each the opportunity to diversify business mix, expand service offerings, and provide more prospects for clients and candidates.

Details about the Acquisition

Following the expiration of the Offer at midnight, New York City Time, on April 21, 2022, Merger Sub accepted for payment all shares validly tendered pursuant to the Offer, which shares represented approximately 87% of the outstanding shares.

Pursuant to the Merger Agreement, on April 22, 2022, Merger Sub exercised its option to purchase from the Company 22,696,780 newly issued shares (the “Top-Up Option Shares”) at a purchase price of $6.00 per share. The Top-Up Option Shares, when added to the shares owned by Parent and Merger Sub, represented one share more than 90% of the shares outstanding on a fully diluted basis immediately after the issuance of the Top-Up Option Shares.

On April 25, 2022 (the “Closing Date”), pursuant to the Merger Agreement and in accordance with Section 905 of the Business Corporation Law of the State of New York, Parent and Merger Sub effected a “short form” merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving such merger (the “Merger”) and becoming a wholly-owned subsidiary of Parent.

At the effective time of the Merger, each issued and outstanding share (other than shares owned directly or indirectly by the Company, Parent or Merger Sub) was converted into the right to receive $6.00 per share, in cash, without interest and subject to any withholding of tax in accordance with the terms of the Merger Agreement.

On the Closing Date, Parent and the Company (i) notified the New York Stock Exchange (the “NYSE”) that the Merger had been consummated pursuant to its terms, and (ii) requested that the NYSE (x) suspend trading of the shares effective April 26, 2022 and (y) file with the SEC a Form 25 Notification of Removal from Listing and/or Registration to delist and deregister the shares under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company intends to file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of the shares and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Foros Securities LLC acted as financial advisor to Volt and Milbank LLP acted as legal counsel to Volt. Kilpatrick Townsend and Stockton LLP acted as legal counsel to Vega.

About Volt Information Sciences, Inc.

Volt is a global provider of staffing services (traditional time and materials-based as well as project-based). Our staffing services consist of workforce solutions that include providing contingent workers, personnel recruitment services and managed staffing services programs supporting primarily administrative, technical, information technology, light-industrial and engineering positions. Our managed staffing programs involve managing the procurement and on-boarding of contingent workers from multiple providers. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation and utilities. For more information, visit www.volt.com.

About American CyberSystems, Inc.

ACS is a leading global information technology, consulting, and business solutions company. Since 1998, ACS has been a trusted partner to customers worldwide in their information technology transformation journey. ACS offers application development and maintenance, data warehousing, business intelligence, enterprise resource planning, staffing, and workforce management services. ACS’ extensive experience serving many industries is powered by a passion for innovation and delivered by ACS’ world-class employees and consultants. This enables ACS’ clients to grow and run their businesses more efficiently and drives exceptional results. Headquartered in Atlanta, Georgia, ACS has over $1.7 billion in annual revenue with more than 20,000 employees and consultants worldwide. For more information, please visit www.acsicorp.com.

For Inquiries:

Volt Information Sciences, Inc.

voltinvest@volt.com

Joe Noyons

Three Part Advisors

jnoyons@threepa.com

817-778-8424